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                                                                    EXHIBIT 12.2

                      CAPSTAR BROADCASTING PARTNERS, INC.

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                    PREFERRED STOCK DIVIDENDS AND ACCRETION
                              UNAUDITED PRO FORMA


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
                                                                             THREE MONTHS ENDED
                                                             YEAR ENDED           MARCH 31
                                                            DECEMBER 31,    --------------------
                                                                1996          1996        1997
                                                            ------------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
Fixed Charges:
  Interest expense........................................    $ 65,128      $ 16,284    $ 16,284
  Implicit interest expense in rent.......................       1,505           376         463
                                                              --------      --------    --------
          Total fixed charges.............................      66,633        16,660      16,747
  Preferred stock dividends and accretion.................      20,022         5,073       5,701
                                                              --------      --------    --------
          Combined fixed charges and preferred stock
            dividends and accretion.......................    $ 86,655      $ 21,733    $ 22,448
                                                              ========      ========    ========
Earnings:
  Earnings before provision for income taxes..............     (26,689)      (12,179)    (13,610)
  Fixed charges...........................................      66,633        16,660      16,747
                                                              --------      --------    --------
          Earnings, as defined............................      39,944         4,481       3,137
                                                              ========      ========    ========
Deficiency of earnings to combined fixed charges and
  preferred stock dividends and accretion.................    $ 46,711      $ 17,252    $ 19,311
                                                              ========      ========    ========
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